Exhibit 4.1

TRI-VALLEY CORPORATION - 004

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THIS WARRANT HAS BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND SAID STATE SECURITIES LAWS OR AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND SAID STATE SECURITIES LAWS.

TRI-VALLEY CORPORATION WARRANT TO PURCHASE COMMON STOCK

Tri-Valley Corporation, a Delaware corporation ("Company"), certifies that James C. Kromer ("Holder") is entitled to purchase from the Company, at any time during the period set forth in Section 2.1 hereof, all or any portion of the Warrant Shares (as hereafter defined) for a price per Warrant Share equal to the Purchase Price (as hereafter defined).

This Warrant and the Warrant Shares issuable upon exercise of this Warrant are subject to the terms and conditions hereinafter set forth:

1.      Definitions.  As used in this Warrant, the following terms shall mean:

1.1         “Common Stock” – The Company’s Common Stock.

1.2         “Issuance Date” – The effective date of the original issuance of this Warrant, which shall be the Effective Date as defined in Section 8.1(f) of the Executive Retirement Agreement and General Release entered into by the Company and Holder on or about July 15, 2011 (the “Agreement and Release”).

1.3         “Purchase Price” – An amount equal to $0.58 (58 cents) for each share of the Company’s Common Stock.

1.4          “Subscription Form” – The form attached to this Warrant as Exhibit 1.

1.5         “Warrant” – This Warrant or any warrant delivered in substitution or exchange therefor as provided herein.

1.6         “Warrant Shares” – Seventy-Five Thousand (75,000) shares of the Company’s Common Stock.

TRI-VALLEY CORPORATION
WARRANT NO. 004

2.      Exercise.

2.1         Time of Exercise.  This Warrant may be exercised at the principal executive offices of the Company in California in whole or part at any time commencing on the Issuance Date and terminating at 5:00 p.m., Pacific Time, on the date that is exactly three years after the Issuance Date (“Termination Date”).

2.2         Manner of Exercise.  This Warrant is exercisable at the Purchase Price for each Warrant Share issuable hereunder payable: (a) in cash or by check payable to the order of Company; (b) by cancellation of any then existing indebtedness owed by the Company to the Holder; (c) in the manner described in Section 2.3 hereof; or (d) in any combination of the foregoing.  Upon surrender of this Warrant with the annexed Subscription Form duly executed, together with payment of the Purchase Price for the Warrant Shares to be purchased, at the Company's principal executive offices in California, the Holder shall be entitled to receive a certificate or certificates for the Warrant Shares so purchased.  The purchase rights represented by this Warrant are exercisable at the option of the Holder hereof, in whole or part, during any period in which this Warrant may be exercised as set forth above.

2.3         Cashless Exercise.  The Holder may elect to receive, without the payment by the Holder of any cash, that number of Warrant Shares equal to the value of this Warrant, or any portion hereof, by the surrender of this Warrant, or such portion, to the Company at the principal executive offices of the Company in California.  Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable Warrant Shares as is computed using the following formula:

X	=	Y(A-B)
A

where X = the number of Warrant Shares to be issued to the Holder pursuant to this Section 2.3;

Y =	the number of Warrant Shares covered by this Warrant in respect of which the cashless exercise election is made;

A =	the "fair market value" of one share of Common Stock at the time the cashless exercise election is made; and

B =	the Purchase Price in effect under this Warrant at the time the cashless exercise election is made.

TRI-VALLEY CORPORATION
WARRANT NO. 004

The term "fair market value" of one share of Common Stock on any date shall mean the average of the daily closing prices for a share of Common Stock on the ten consecutive trading days commencing 10 days before the date upon which the cashless exercise election is made.  The closing price for each day shall be: (i) the average of the last reported sales prices on the specified days (or if there is no reported sale on any such trading date, the average of the closing bid and asked prices on such trading date) if such Common Stock shall be listed or admitted to trading on any national securities exchange; (ii) the average of the last reported sales prices on the specified days (or if there is no reported sale on any such trading date, the average of the closing bid and asked prices on such trading date) if such Common Stock shall be listed or admitted to trading on the NYSE-Amex Alternext US Exchange; (iii) the closing price, if reported, or if the closing price is not reported, the average of the closing bid and asked prices, as reported by the Nasdaq National Market, the Nasdaq SmallCap Market or similar source or, if no such source exists, as furnished by two members of the National Association of Securities Dealers, Inc., selected by the Company for that purpose, on the specified date if such Common Stock is publicly traded but is not traded or admitted to trading on any national securities exchange; or (iv) the fair market value of such a share of such Common Stock on such dates as determined in good faith by the Company's Board of Directors if such Common Stock is not publicly traded.  In the event that clause (iv) in the immediately preceding sentence is applicable, the Company's Board of Directors shall promptly respond in writing to any inquiry by the Holder hereof as to the fair market value of one share of such Common Stock.

2.4         Delivery of Stock Certificates.  As soon as practicable, but not exceeding 15 business days after exercise of this Warrant, the Company, at its expense, shall cause to be issued in the name of the Holder and deliver to the Holder a certificate for the number of fully paid and nonassessable Warrant Shares so purchased.

2.5         Record Date of Transfer of Warrant Shares.  Irrespective of the date of issuance and delivery of certificates for any Warrant Shares or other securities issuable upon the exercise of this Warrant, each person in whose name any such certificate is to be issued shall for all purposes be deemed to have become the holder of record of the Warrant Shares or other securities represented thereby immediately prior to the close of business on the date on which a duly executed Subscription Form containing notice of exercise of this Warrant and payment for the number of Warrant Shares as to which this Warrant shall have been exercised shall have been delivered to the Company.

3.      Adjustments.  In the event that the outstanding shares of Common Stock are at any time increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation through reorganization, merger, consolidation, liquidation, recapitalization, stock split, combination of shares, or stock dividends payable with respect to such shares of Common Stock, appropriate adjustments in the number, kind, and price of such securities then subject to this Warrant shall be made effective as of the date of such occurrence so that the position of the Holder upon exercise of this Warrant will be the same as it would have been had the Holder owned immediately prior to the occurrence of such event the number of shares of Common Stock subject to this Warrant.  For purposes of clarification, no adjustment in the number, kind or price of such securities subject to this Warrant will be made as a result of the issuance of additional shares of stock that are not part of a reorganization, merger, consolidation, liquidation, recapitalization, stock split, combination of shares, stock dividends, or similar transaction.  Such adjustment shall be made successively whenever any event listed above shall occur, and the Company will notify the Holder of each such adjustment.  Any fraction of a share resulting from any adjustment shall be eliminated, and the price per share of the remaining Warrant Shares subject to this Warrant adjusted accordingly.

TRI-VALLEY CORPORATION
WARRANT NO. 004

4.      Transfer of Warrant and Warrant Shares.

4.1         Restrictions on Transfer.  The Holder, by the Holder's acceptance hereof, represents, warrants, covenants, and agrees that: (a) the Holder is an “accredited investor” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act; (b) the Holder has knowledge of the business and affairs of Company; (c) this Warrant and the Warrant Shares issuable upon the exercise of this Warrant are being acquired for investment and not with a view to the distribution hereof; and (c) absent an effective registration statement under the Securities Act of 1933, as amended ("1933 Act"), covering the disposition of this Warrant or the Warrant Shares issued or issuable upon exercise of this Warrant, this Warrant and/or the Warrant Shares issued or issuable upon exercise of this Warrant will not be sold, transferred, assigned, hypothecated, or otherwise disposed of without first providing the Company, if the Company so requests, with an opinion of counsel, reasonably satisfactory to the Company, to the effect that such sale, transfer, assignment, hypothecation, or other disposal will be exempt from the registration and prospectus delivery requirements of the 1933 Act.  The Holder consents to the Company making a notation in its records or giving to any transfer agent of the Warrant or the Warrant Shares an order to implement such restriction on transferability.  Subject to the foregoing, this Warrant is transferable and may be assigned or hypothecated from and after the date hereof.  Upon surrender of this Warrant to the Company at its principal executive offices in California with the Subscription Form annexed hereto duly executed and funds sufficient to pay any transfer tax, the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee(s) named in such instrument of assignment, and this Warrant shall promptly be canceled.

4.2         Payment of Warrant Exercise Taxes.  All Warrant Shares issued upon the exercise of this Warrant shall be validly issued, fully paid, and nonassessable, and the Company shall pay all taxes and other governmental charges, if any, that may be imposed in respect of the issue or delivery thereof (other than taxes based upon income).  The Company shall not be required, however, to pay any applicable tax or other charge imposed in connection with any transfer of any Warrant Shares into any name other than that of the Holder, and in such case the Company shall not be required to issue or deliver any stock certificate until such tax or other charge, if any, has been paid, or it has been established to the Company's satisfaction that no tax or other charge is due.

5.      Reservation of Common Stock.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the exercise of this Warrant, such number of shares of Common Stock as shall remain issuable upon the full exercise hereof.

TRI-VALLEY CORPORATION
WARRANT NO. 004

6.      Notices to be Given.  Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent or to receive notice as a shareholder in respect of any meetings of shareholders for the election of directors or any other matter or as having any rights whatsoever as a shareholder of the Company.  If, however, at any time prior to the expiration of this Warrant and prior to its exercise, the Company intends to issue a cash dividend, then the Company shall give written notice of such issuance of such cash dividend to the Holder at least 15 days prior to the date fixed for issuance of such cash dividend.

7.      Miscellaneous.

7.1         Governing Law; Venue. This Warrant is to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.  Each of the parties hereto (a) agrees that any action arising out of or relating to this Warrant shall be brought solely in the United States District Court for the Central District of California or the Kern County Superior Court, (b) submits to the jurisdiction of the United States District Court for the Central District of California and of the Kern County Superior Court, and (c) irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

7.2         Titles and Subtitles.  The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

7.3         Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Warrant shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any securities issued upon conversion of this Warrant).  Nothing in this Warrant, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Warrant, except as expressly provided in this Warrant.  The Holder may not sell, assign, pledge, dispose of, or otherwise transfer this Warrant without the prior written consent of the Company.

7.4         Notices.  Except as otherwise provided in this Warrant, all notices, requests, waivers, and other communications made pursuant to this Warrant shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other parties; (b) when sent by facsimile if sent between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day, or on the next business day if sent by facsimile other than between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day; (c) three business days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the other parties; or (d) the next business day after deposit with a national overnight delivery service, delivery fees prepaid, addressed to the other parties with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.  All notices, requests, waivers and other communications made pursuant to this Warrant shall be addressed as follows: (i) if to Company, addressed to Tri-Valley Corporation, Attn: President, 4927 Calloway Dr., Bakersfield, CA 93312, and (ii) if to Holder, addressed to the Holder of record at its address appearing on the books of the Company.  The Company, on the one hand, and the Holder, on the other hand, may change or supplement their addresses, or designate additional addresses, for purposes of this Section by giving the other party written notice of the new address in the manner set forth above.

TRI-VALLEY CORPORATION
WARRANT NO. 004

7.5         Amendment and Waivers.  This Warrant may not be modified except in writing signed by Company and Holder.  No provision of this Warrant may be waived unless in writing signed by Company and Holder.  No course of dealing or delay on the part of Company or Holder in exercising any right shall operate as waiver thereof or otherwise prejudice the rights of Company and/or Holder, and no consent or waiver shall extend beyond the particular case and purpose involved.

7.6         Expenses.  Each party shall pay his or its own costs and expenses that he or it incurs with respect to the negotiation, execution, delivery, and performance of this Warrant.  If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

7.7         Severability.  If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.8         Construction.  For purposes of this Warrant, whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

7.9         Entire Agreement; Conflicts Between Documents.  This Warrant and the Agreement and Release constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants, except as specifically set forth herein or therein.  In case of a conflict between this Warrant, on the one hand, and the Agreement and Release, on the other hand, the Agreement and Release will govern.

7.10       Acknowledgment.  Company and Holder, each on their own behalf, acknowledge that: (a) it has read this Warrant; (b) it has been represented in the preparation, negotiation and execution of this Warrant by legal counsel of its own choice or has voluntarily declined to seek such counsel; and (c) it understands the terms and consequences of this Warrant and is fully aware of the legal and binding effect of this Warrant.

TRI-VALLEY CORPORATION
WARRANT NO. 004

7.11       Lost or Destroyed Warrant.  In case this Warrant shall be mutilated or alleged to have been lost or destroyed, a new Warrant will be issued in place thereof by the Company on presentation to the Company of reasonable evidence of such mutilation, loss, or destruction and upon such indemnity, if any, as the Company may reasonably require for its protection.

7.12       Transfer.  The Holder may not sell, assign, pledge, dispose of, or otherwise transfer this Warrant without prior written notice to the Company.  Subject to the preceding sentence, this Warrant may be transferred only upon surrender of the original Warrant for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company.  Thereupon, a new warrant with identical terms will be issued to, and registered in the name, of, the transferee.

7.13       No Rights as an Equity Holder.  Prior to the conversion of this Warrant, the Holder shall not have or exercise any rights as an equity holder of the Company by virtue of its ownership of this Warrant unless specifically set forth herein.

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TRI-VALLEY CORPORATION
WARRANT NO. 004

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officers and to be dated and delivered as of the Issuance Date.

COMPANY:

TRI-VALLEY CORPORATION

By:	/s/ John E. Durbin
Name:	John E. Durbin
Title:	Chief Financial Officer

TRI-VALLEY CORPORATION
WARRANT NO. 004

EXHIBIT 1

SUBSCRIPTION FORM
TO
EXERCISE WARRANT
FOR
COMMON SHARES OF TRI-VALLEY CORPORATION

To:          TRI-VALLEY CORPORATION:

The undersigned, the holder of the attached Warrant, hereby irrevocably elects to exercise the purchase right represented by that Warrant for, and to purchase under that Warrant, an aggregate of                                                        shares of the Common Stock of Tri-Valley Corporation, a Delaware corporation, and herewith makes payment of ($_________________) for those shares, and requests that the certificates for those shares:

Be issued in the name of

Be delivered to

Whose address is

Dated: __________________

[Signature of Holder]

TRI-VALLEY CORPORATION
WARRANT NO. 004